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                                                                   EXHIBIT 12.2

                      TENET HEALTHCARE CORPORATON AND SUBSIDIARIES
                      STATEMENT RE: COMPUTATION OF PRO FORMA RATIO
                              OF EARNINGS TO FIXED CHARGES
                                  (DOLLARS IN MILLIONS)

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
                                                                                                  FOR THE
                                                                         FOR THE              SIX MONTHS ENDED
                                                                     YEAR ENDED MAY 31,         NOVEMBER 30,
                                                                 ------------------------------------------
                                                                  1994     1995       1996      1995     1996
                                                                 ------   ------    -------    ------   ------
Income from continuing operations before income taxes            $313.9   $416.5     $544.2    $266.6   $336.2
Less: Equity in earnings of unconsolidated affiliates              27.4     42.4        3.4       1.7      1.3

Add:
    Cash dividends received from unconsolidated affiliates          0.2      8.3        6.3       2.2      2.0
    Portion of rents representative of interest                    41.6     54.3       79.0      38.8     36.8
    Interest, net of capitalized portion                          156.7    251.3      455.7     236.6    213.3
    Amortization of previously capitalized interest                 3.8      4.0        4.0       2.0      2.0
                                                                 ------   ------   --------    ------   ------
Income, as adjusted                                              $488.8   $692.0   $1,085.8    $544.5   $589.0
                                                                 ------   ------   --------    ------   ------
                                                                 ------   ------   --------    ------   ------

Fixed charges:

Interest, net of capitalized portion                             $156.7   $251.3     $455.7    $236.6   $213.3
Capitalized interest                                                5.0      7.5       11.4       4.9      5.2
Portion of rents representative of interest                        41.6     54.3       79.0      38.8     36.8
                                                                 ------   ------   --------    ------   ------

Total fixed charges                                              $203.3   $313.1     $546.1    $280.3   $255.3
                                                                 ------   ------   --------    ------   ------
                                                                 ------   ------   --------    ------   ------

Ratio of earnings to fixed charges:                                 2.4x     2.2x       2.0x      1.9x     2.3x

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